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                                   Exhibit 11

                                  SENECA FUNDS
                      STATEMENTS OF ASSETS AND LIABILITIES
                           AS OF FEBRUARY 26, 1996 AND
                          INDEPENDENT AUDITOR'S REPORT


                          INDEPENDENT AUDITORS' REPORT

To the Board of Trustees of Seneca Funds:

                  We have audited the accompanying statements of assets and liabilities of the Funds comprising Seneca Funds (Seneca Growth Fund, Seneca MidCap Growth Fund, Seneca Bond Fund, and Seneca Real Estate Securities Fund) (the "Funds") as of February 26, 1996. These financial statements are the responsibility of the Funds' management. Our responsibility is to express an opinion on these financial statements based on our audits.

                  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                  In our opinion, such statements of assets and liabilities present fairly, in all material respects, the financial position of each of the respective Funds comprising Seneca Funds as of February 26, 1996 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

San Francisco, California
February 27, 1996
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                                  SENECA FUNDS

                      STATEMENTS OF ASSETS AND LIABILITIES
                                FEBRUARY 26, 1996

                                                                    Seneca                                    Seneca Real
                                              Seneca                Mid-Cap                                     Estate
                                              Growth                Growth              Seneca Bond           Securities
                                               Fund                  Fund                   Fund                 Fund
                                              -------               -------             -----------           -----------
ASSETS

Cash                                          $25,000               $25,000               $25,000               $25,000

Prepaid Expenses                                2,500                 2,500                 2,500                 2,500

Deferred                                       54,428                54,428                54,428                54,428
Organizational
Expenses

Total Assets                                   81,928                81,928                81,928                81,928

LIABILITIES

Accrued Expenses                                2,500                 2,500                 2,500                 2,500

Organizational                                 54,428                54,428                54,428                54,428
Expenses Payable

Total Liabilities                              56,928                56,928                56,928                56,928

Net Assets                                    $25,000               $25,000               $25,000               $25,000

SHARES ISSUED AND OUTSTANDING

Administrative                                  1,250                 1,250                 1,250                 1,250
Shares

NET ASSET VALUE, OFFERING PRICE
AND REDEMPTION PRICE PER SHARE

Administrative                                $ 10.00               $ 10.00               $ 10.00               $ 10.00
shares

Institutional Shares                          $ 10.00               $ 10.00               $ 10.00               $ 10.00


The accompanying notes are an integral part of these financial statements.
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                                  SENECA FUNDS
                  NOTES TO STATEMENTS OF ASSETS AND LIABILITIES
                                FEBRUARY 26, 1996

1. ORGANIZATION

Seneca Funds (the "Trust") is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company. The Trust consists of four series: Seneca Growth Fund, Seneca Mid-Cap Growth Fund, Seneca Bond Fund and Seneca Real Estate Securities Fund (individually, the "Fund", and collectively, the "Funds"). The Board of Trustees has authorized each Fund to issue two classes of common shares: Administrative Shares and Institutional Shares.

The Trust was organized as a Delaware business trust on December 18, 1995. Prior to February 26, 1996, the Trust had no operations other than its organization. On February 26, 1996, each Fund sold 1,250 shares each of Administrative and Institutional Shares at net asset value (the "Initial Shares") to Seneca Distributors, Inc.

The costs of organizing each Fund and registering its shares will be paid by GMG/Seneca Capital Management, L.P. and reimbursed by each Fund at the time of the initial offering. The organization costs will be deferred and amortized on a straight-line basis over a period of sixty months from the commencement of investment operations. The costs associated with the state registration of shares will be amortized on a straight-line basis over a period of twelve months. If any of the Initial Shares are redeemed before the end of the amortization period, the proceeds of the redemption will be reduced by the pro rata share of the unamortized organization and state registration costs.

2. USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

3.  AGREEMENTS AND TRANSACTIONS WITH AFFILIATES

The Trust has an Investment Management Agreement with GMG/Seneca Capital Management, L.P. ("Seneca Management"), under which Seneca Management manages the investments of each Fund. For its services, Seneca Management receives a fee from each Fund at an annual percentage of the average daily net assets of each Fund. Such investment management fees are 0.70%, 0.80%, 0.50% and 0.85% for the Growth Fund, Mid-Cap Growth Fund, Bond Fund and Real Estate Securities Fund, respectively.

The Trust has a Distribution and Services Agreement (the "Agreement") with Seneca Distributors, Inc. ("Seneca Distributors"), a corporation wholly-owned by Seneca Management, under which Seneca Distributors serves as the distributor and principal underwriter of each Fund's shares. Pursuant to the Agreement, Seneca Distributors receives a fee from each Fund at an annual rate of 0.25% of the average daily net assets attributable to the Administrative Shares of each Fund.
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DELOITTE &
TOUCHE LLP

                                                               50 Fremont Street
                                            San Francisco, California 94105-2230
                                                       Telephone: (415) 247-4000
                                                       Facsimile: (415) 247-4329

INDEPENDENT AUDITORS' CONSENT


To the Board of Trustees of Seneca Funds:

We consent to the use in this Pre-Effective Amendment No. 2 to Registration Statement No. 33- 65137 of Seneca Funds of our report dated February 27, 1996, appearing in Part C "Other Information," which is a part of such Registration Statement.



February 28, 1996